EXHIBIT 10.13

EMPLOYMENT AGREEMENT

This Agreement between Bow Flex, Inc, a Washington Corporation, hereinafter referred to as employer, and RODNEY W. RICE, hereinafter referred to as employee, shall be effective as of January 1, 1998.

1. Employment.

Employer employs employee to fill the position of VICE PRESIDENT OF FINANCE/CHIEF FINANCIAL OFFICER, and employee accepts such employment with employer, subject to the terms and conditions of this agreement.

2. Terms of Employment.

The initial term of employment under this Agreement shall commence on the effective date and shall end one year from the effective date. However, this agreement shall be automatically renewed for additional one-year terms unless, not less than ninety (90) days prior to the end of the initial term or of any such renewal term, employer delivers to employee a written notice of employer’s President confirming that this Agreement will not be continued beyond the applicable term. Except for cause, such as a breach by employee of employee’s duties under this Agreement, Employer may only terminate employee’s term of employment at the end of the initial term or any renewal term, and only upon written notice delivered not less than ninety (90) days prior to the end of the applicable term.

3. Employee’s Duties

Employee shall serve employer faithfully and to the best of employee’s ability under the direction of employer’s President. During any term of this Agreement, employee will devote his full business and professional time, energy and skill to employment and shall pursue no other business or employment activities which employer may deem to interfere with or detract from the performance of employee’s duties under this Agreement. Employee shall perform such services and act in such executive capacities as employer’s President shall direct. Employee shall disclose to employer any business ideas related to the employer’s present or planned business activities, such as ideas for new products or marketing strategies, whether or not patentable, which shall come to employee’s attention during any term of this Agreement, and all such ideas or new products and strategies shall be and forever remain the exclusive property of employer. Employee shall execute such documents, if any, as reasonably necessary, in the opinion of employer’s President, to convey to employer exclusive right to such ideas, products or strategies, even if employer’s President asks employee to execute such documents after termination of employment.

4. Compensation.

Employee’s salary shall be Ninety Thousand Dollars ($90,000.00) per year. At the discretion of employer’s Board of Directors, employee’s salary may be increased, but not decreased, during the initial term or during any renewal term. Employer shall pay employee’s salary in equal monthly or semi-monthly installments. At the discretion of employer’s President and Board of Directors, employee may also be granted bonuses and/or options to purchase employer’s stock.

5. Reimbursement for Expenses.

Employer shall reimburse employee for reasonable out-of-pocket expense that employee shall incur in connection with services for employer on presentation by employee of appropriate vouchers and receipts for such expenses.

6. Other Compensation and Benefits.

Employee’s paid vacation (three weeks per year), paid sick leave (one week per year cumulative to thirty days), health insurance, and other employee benefits (including holidays) shall continue and may not be diminished from those provided to employee during 1997. Employee shall be permitted to participate in any additional benefits, such as qualified pension plans, as the employer’s Board of Directors shall make available to other managerial employees of employer.

7. Employer’s Obligations on Termination.

If employer desires to terminate employee’s employment at the end of the initial term or any renewal term, employer’s President must deliver to employee a written notice of nonrenewal not less than ninety (90) days before expiration of the applicable term. In such case, employer shall continue to pay employee and employee shall continue to perform employee’s duties under this employment agreement until the end of the applicable term.

Except for termination of employment for cause or effective as of the end of any term of employment after proper ninety (90) days advance notice has been delivered to employee, any notice of termination of employee’s employment by employer shall cause all unpaid salary which would be due over the remaining term of employment to become immediately due and payable. Employee’s right to receive or to retain the amount required by this Section of the Agreement is not dependent upon employee’s effort to mitigate damages by seeking employment elsewhere and shall be the property of employee whether or not employees seeks or obtains additional employment during any unexpired term of this Agreement.

Upon termination of this Agreement, employer shall also perform each of employer’s obligations under any other agreement(s) between employer and employee, including, without limitation, any bonus or stock option agreements. However, notwithstanding any other agreements to the contrary, if employee has failed to exercise stock options before termination of employment, for whatever reason, the options shall be canceled and non-exercisable; if employee voluntarily terminates employment without giving at least ninety (90) days notice, any unexercised stock options shall be canceled and non-exercisable and any stock options exercised within the six (6) months of the actual termination of employment shall be rescinded and/or employee shall immediately pay to employer the proceeds from the sale of shares acquired from the exercise of options within such six (6) month period, less the option exercise price; if employee voluntarily terminates employment by giving at least ninety (90) days notice, employee shall not be permitted to exercise any unexercised stock option within ninety (90) days of the last day of employment, but shall be able to retain shares or profits from shares purchase more than ninety (90) days from the actual date of termination of employment.

8. Covenant Not to Compete.

Employee agrees that during any term of this Agreement and for a period of one year after termination of employment under this Agreement, employee will not directly or indirectly be connected with or acquire any equity interest or a right to acquire an equity interest in or be employed by or otherwise provide information or services to any person, firm, corporation or other entity which is engaged in any similar or competing direct marketing business or which is otherwise selling any products that compete with employer’s products existing or under development as of the effective date of the termination or products which were or ought to have been disclosed and/or conveyed to employer under Section 3.

9. Solicitation of Employer’s Opportunities.

Employee agrees that during any term of this Agreement and for a period of one year after termination of employment under this Agreement, whether on behalf of employee or on behalf of or in conjunction with any other person, firm, corporation or other entity, employee will not directly or indirectly solicit, divert, or take away any customer or prospects of employer, its affiliates or its subsidiaries. Employee shall not contact any such customer or prospect for the purposes of soliciting sales of and/or providing to any such customers or prospects any products that compete with employer’s products existing or under development as of the effective date of the termination or products which were or ought to have been disclosed and/or conveyed to employer under Section 3.

10. Solicitation of Employer’s Employees.

Employee agrees that during any term of this Agreement and for a period of one year after termination of employment under this Agreement, whether on behalf of employee or on behalf of or in conjunction with any other person, firm, corporation or other entity, employee will not directly or indirectly solicit or attempt to recruit any person then employed by employer, its affiliates or its subsidiaries, to perform personal services for another, whether as a prospective employee, prospective consultant or partner in any other venture. Employee shall not cooperate in any way with any person or entity with respect to any possible solicitation or recruitment of a person then employed by employer.

11. Use of Confidential Information.

Employee agrees that employee will not communicate to any person, firm, corporation or other entity any information relating to customer lists, prices, secrets, advertising, strategies, nor nay confidential knowledge of secrets or business practices that employee might from time to time acquire with respect to the business of employer, or any of its affiliates or subsidiaries.

12. Injunctive Relief.

Employee acknowledges that violation of any of the four immediately preceding sections of this Agreement could cause employer harm which is irreparable or extremely difficult to quantify, and employee therefore agrees that for any of the four immediately preceding sections of this Agreement, in addition to any other rights or remedies available under this Agreement, employer shall be entitled to immediate temporary restraining orders and/or preliminary or permanent injunctions to be issued by any court of competent jurisdiction, enjoining and restraining employee from committing any violation of any of the four immediately preceding sections of this Agreement, and employee consents to the issuance of such immediate temporary restraining orders without advance notice or hearing upon such terms as are required by any court, and to the entry of preliminary or permanent injunctions after notice and hearing and entry of appropriate findings of a violation by employee or that a violation is likely unless injunctive relief is granted.

13. Termination by Employee.

If employer shall cease conducting its business or take any action looking toward its dissolution or liquidation (except as part of a business transaction such as a merger or consolidation with another company or group of companies which will acquire and operate the employer’s business), or if employer shall make an assignment for the benefit of its creditors or admit an inability to pay its debts as they become due or file a voluntary petition in bankruptcy or become a subject of an involuntary petition in bankruptcy not dismissed within sixty days, or if employer shall become the subject of any other insolvency proceeding, then employee may immediately terminate employment by written notice delivered to employer’s President. Under such circumstances, employer agrees that the provisions of Sections 8, 9, 10, 11 and 12 shall also terminate. Under all other circumstances, employee shall be obligated to provide not less than ninety (90) days advance written notice of termination of employment, and the provisions of Sections 8, 9, 10, 11 and 12 shall survive employee’s termination of employment.

14. Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of any successor or successors of employer and on the personal representative of employee.

15. Governing Law.

It is agreed that this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Washington.

16. The Entire Agreement.

This Agreement constitutes the entire employment contract between the parties. Any inconsistent prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party. This Agreement shall not supersede or replace consistent agreements, such as bonus or stock option agreements, between employer and employee.

17. Modification of Agreement.

Any modification of this Agreement or any additional obligation assumed by either party in connection with this Agreement shall be binding only if in writing and signed by each party or an authorized representative of each party.

18. No Waiver.

The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

19. Attorney Fees.

In the event that any action is filed in relation to this Agreement, the court shall award to the prevailing party, in addition to all other sums that either party may be called on to pay, a reasonable sum for the prevailing party’s attorney fees and costs.

20. Notices.

Any notice provided for in this Agreement, including notice of any hearing required in connection with any relief that the employer seeks under Section 12, shall be in writing and shall be deemed sufficiently given when personally delivered or two days after being mailed, with proper postage prepaid, by regular first class and by certified or registered mail with return receipt requested, if sent to the respective addresses of each party as set forth below:

To Employer:	Bow Flex, Inc.
2200 NE 65th Avenue
Vancouver, WA 98661

To Employee:	Rodney W. Rice

Employee shall notify employer of any change of address during any term of this Agreement and during the first year following termination of employee’s employment under this Agreement.

21. Hold Harmless and Indemnification.

Employer shall defend, indemnify and hold employee harmless with respect to any claims made against employee because employee is or was an officer or director of employer if (1) employee acted in good faith; and (2) employee reasonably believed (a) in the case of conduct in the employee’s official capacity with employer, that the employee’s conduct was in employer’s best interest, and (b) in all other cases, that the employee’s conduct was at least not opposed to employer’s best interests; and (3) in the case of any criminal proceeding, the employee had no reasonable cause to believe the employee’s conduct was unlawful. If employee is party to such a proceeding because employee is or was an officer or director of employer, employer shall pay for or reimburse the reasonable expenses incurred by employee in advance of a final disposition of the proceeding if (1) employee furnishes employer a written affirmation of the employee’s good faith belief that the employee has met the standard of conduct described above and (2) employee furnishes the corporate a written undertaking, executed personally or on the employee’s behalf, to repay the advance if it is ultimately determined that employee did not meet the above standard of conduct. Any such undertaking need not be secured and shall be accepted without reference to employee’s natural ability to make repayment. Nothing herein shall restrict or limit any other rights or any other procedures for indemnification provided under RCW ch.23B.08.

Signed this 22 day of April 1998, effective as of January 1, 1998

BOW FLEX, INC.

/s/ Rodney W. Rice	By:	/s/ Brian R. Cook
Rodney W. Rice		Brian R. Cook, President